Exhibit 99.1	GRACO INC.
P.O. Box 1441
Minneapolis, MN
55440-1441
NYSE: GGG

FOR IMMEDIATE RELEASE:	FOR FURTHER INFORMATION:
December 2, 2022	Financial Contact: David Lowe, 612-623-6456 Media Contact: Taylor Juve, 612-623-6153 Taylor_M_Juve@graco.com

GRACO INC. APPOINTS ARCHIE C. BLACK TO THE BOARD OF DIRECTORS

MINNEAPOLIS (December 2, 2022) – Graco Inc. (NYSE:GGG) announced today that Archie C. Black has been appointed as a member of the Company’s Board of Directors, effective February 20, 2023.

Mr. Black has served as the Chief Executive Officer of SPS Commerce, Inc. (NASDAQ:SPSC) — a cloud-based supply chain management software company based in Minneapolis — since 2001, and is a member of its board of directors. Prior to becoming CEO of SPS Commerce, Mr. Black was its Senior Vice President and Chief Financial Officer. During his time as CEO of SPS Commerce, Mr. Black has led the transformation of a technology startup company into a successful global business and has developed a deep understanding of the requirements of managing a public company. He also serves as a director of Proto Labs, Inc., where he is Chairman of the board. In addition, he serves on the Executive Committee of the Minnesota Business Partnership and on the Board of Trustees of the University of St. Thomas.

“On behalf of our Board of Directors and management team I want to welcome Archie to Graco,” said Lee R. Mitau, Graco’s Chairman of the Board. “Archie brings to our Board unique perspectives on leveraging technology to improve business processes, outcomes and performance. We are excited to add a director of proven leadership and a wealth of valuable insights and business experience.”

Mr. Black will serve on the Company’s Audit Committee and its Management Organization and Compensation Committee.

ABOUT GRACO
Graco Inc. supplies technology and expertise for the management of fluids in both industrial and commercial applications. It designs, manufactures and markets systems and equipment to move, measure, control, dispense and spray fluid and powder materials. A recognized leader in its specialties, Minneapolis-based Graco serves customers around the world in the manufacturing, processing, construction and maintenance industries. For additional information about Graco Inc., please visit us at www.graco.com.

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